Q4 AND FISCAL 2008 PREPARED REMARKS

PRESS RELEASE / PREPARED REMARKS / Q&A CONFERENCE CALL PROCESS

We provide a written copy of our prepared remarks in conjunction with the press release after the market closes on Tuesday, October 28. Our conference call before the market opens the morning of Wednesday, October 29 will be primarily Q&A. The intent behind this process is to provide our shareholders with more time to review and analyze our results.

OPENING COMMENTS

Q4 and FY’08 were the highest revenue quarter and year in PTC’s 25 year history. We also generated $222 million of operating cash flow in FY’08 and achieved a 460 basis point improvement in our non-GAAP operating margins.

Companies continue to enhance their competitiveness through product innovation and the globalization of their product development and manufacturing processes, facilitating faster time-to-market and improved product quality at a lower total cost. To do this effectively, they need to leverage and share complex product design data amongst numerous departments internally as well as with suppliers and other partners. We believe the necessity of PLM applications is increasing, especially in difficult economic times when cost savings from globalization initiatives is so important to our manufacturing customers.

PTC has been investing in both technology and product portfolio to support our customers’ requirements, as well as in our business development infrastructure to capitalize on the global market opportunity. We have also undertaken a number of initiatives to enhance our long-term business model, including significant steps toward globalizing our work force, evolving our distribution model, enhancing the efficiency and scale of our services business and growing our base of maintenance-paying customers.

As we look to the future and contemplate the potential impact of a slowing economy and currency fluctuations in 2009, we believe that our outlook and strategic initiatives reflect a warranted balance of caution about next year and optimism about the longer-term health and growth potential of the business. We are currently guiding to FY’09 revenue of $1,100 million – a modest increase in revenue over FY’08. This guidance assumes current exchange rates of approximately USD 1.25 / EURO and YEN 95 / USD. It is worth noting that the simple average Euro exchange rate for FY’08 was $1.50; clearly recent foreign currency movements are having a significant impact on our outlook, as more than 40% of our revenue comes from Europe.

In addition to the challenges currency exchange rate volatility creates in providing guidance, the uncertainty around the current macroeconomic environment only adds to the challenge. As our Q4 results indicate, we did not see any dramatic changes in business trends in our September. The economic situation became more volatile in early October. Consequently, we remain mindful of the global economic issues we all read about every day.

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Balancing a difficult near-term economic situation with the longer-term opportunity for the business, we are modestly increasing our investments in the business. Consequently, we are expecting FY’09 non-GAAP operating margins, earnings per share and cash flow to be comparable to FY’08 even in a difficult economy. We expect FY’09 GAAP EPS of $0.85 to $0.90.

Our primary strategic initiatives for FY’09 are:

1)	Invest in R&D to further improve the breadth and competitiveness of our product portfolio, potentially supported by modest acquisitions
2)	Continue to evolve our distribution model through increased investment in support of our reseller channel and investment in developing a network of enterprise reseller partners
3)	Enhance and leverage the value of our services business through expansion of our services ecosystem, including the addition of strategic services partners
4)	Continue the globalization of our workforce, primarily through investments in emerging economies

We remain committed to further expanding our operating margins over the longer-term and believe the strategic investments we are making this year position us well for the future. Should our revenue estimates prove conservative for the year, there is opportunity for continued margin expansion in FY’09.

Q4’08 AND FY’08 RESULTS VS. GUIDANCE

PTC provides non-GAAP supplemental information to its financial results. Please refer to the attached tables for a reconciliation between GAAP results and the non-GAAP supplemental information.

Q4'08 NON-GAAP RESULTS VS. GUIDANCE

•	$300 million in revenue – at the high end of our guidance of $290 to $300 million
•	24.9% operating margin – slightly below our expectations
•	$0.45 EPS – above our guidance of $0.38 to $0.42

GAAP Results: Our Q4 revenue was $299.5 million with 15.8% operating margins and $0.31 EPS.

FY'08 NON-GAAP RESULTS VS. GUIDANCE

•	$1,075 million in revenue – above our guidance of $1,070 million
•	21.6% operating margin – slightly below our 22% target
•	$1.36 EPS – above our expectations

GAAP Results: Our FY’08 revenue was $1,070 million with 11.7% operating margins and $0.68 EPS.

Q4, FY’08 REVENUE and FY’09 COMMENTS

We had a very strong quarter and year on the top line. Our products continued to perform well in competitive benchmarks and our sales force continued to execute in a tough economy. For example, we recently won a rigorous and highly visible PLM benchmark at EADS against competitors such as Siemens PLM, SAP, and Dassault. We benefited from favorable foreign exchange movements for Q4 and FY’08. The CoCreate

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Software business we acquired on November 30, 2007 also performed well for the quarter and the year. From a revenue mix perspective, we had slightly more services revenue than anticipated, which negatively impacted overall operating margins in Q4. Our tax rate in Q4 was lower than anticipated, which benefited EPS by approximately $0.04.

NON-GAAP REVENUE BY DIRECT / CHANNEL

Our direct sales force is primarily focused on large enterprise customers in the MCAD and Data Management and Collaboration (‘DM&C’) markets. Our reseller channel is focused primarily on Small and Medium Businesses (SMB) in these markets.

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08
Direct	$174.4	$179.2	$177.3	$215.3	$746.1	$183.0	$191.6	$202.1	$224.7	$801.5
Channel	$47.3	$48.9	$47.6	$51.4	$195.2	$59.5	$67.9	$70.6	$75.5	$273.4
Channel as % of Revenue	21%	21%	21%	19%	21%	25%	26%	26%	25%	25%

In Q4 non-GAAP channel revenue of $76 million was up 47% year over year. We continue to have success expanding our reseller channel, with 25% of our total revenues coming from the channel in Q4 compared to 19% in Q4’07. These results reflect organic growth, favorable foreign currency rate movements and the addition of the CoCreate reseller channel. Excluding CoCreate, our channel revenue was up 20%. Direct account revenue, including Strategic Account Management (SAM) accounts, grew 4% year over year, and was up 11% from Q3’08.

FY’08 non-GAAP channel revenue of $273 million was up 40% year over year, with 25% of our total revenue coming from the channel compared to 21% in FY’07. Again, these results reflect organic growth, favorable foreign currency rate movements and the addition of the CoCreate reseller channel. Excluding CoCreate, our channel revenue was up more than 17%. Direct account revenue, including Strategic Account Management (SAM) accounts, grew 7% year over year.

Looking forward to FY’09, we intend to increase our investment in marketing and business development to further accelerate the growth of our channel business. We have an excellent position in the growing SMB MCAD market with our scalable version of Pro/ENGINEER, as well as CoCreate, Mathcad and other products. We are releasing Windchill ProductPoint in December 2008 to capitalize on the growing market demand for an SMB Data Management & Collaboration (DM&C) solution. We are starting FY’09 with more than 420 SMB channel partners. We also intend in fiscal 2009 to develop a network of enterprise resellers to further expand the Windchill ecosystem. Over the longer term we are targeting channel revenues to comprise 35% to 40% of total revenue.

On the direct side, we are starting the year with 50 additional direct sales reps which we added during the course of fiscal 2008; we now have 475 quota-carrying sales reps, including approximately 35 from CoCreate. We have a large base of customers using Pro/ENGINEER, CADDS, Mathcad, Arbortext and

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other products in the MCAD market. We continue to grow and cross-sell our Windchill, ProductView and other Data Management & Collaboration solutions into this installed base. We continue to see double-digit growth in the large enterprise Data Management & Collaboration (DM&C) market, which we believe is a reflection of product superiority and strong sales execution.

LARGE DEAL ACTIVITY

Large deal activity is a significant growth driver, as it tends to generate 13% to 15% of our total revenues in any given quarter, with the exception of Q4 which is typically higher. Large deal activity is driven primarily by direct sales reps. We define “large deals” as recognizing more than $1 million of license and services revenue from a customer during a quarter.

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08
Number of Large Deals	12	16	17	22	67	12	16	13	25	66
L&S Revenue	$28.2	$35.6	$34.7	$58.2	$156.7	$32.1	$37.6	$35.6	$61.3	$166.6
Avg. Deal Size	$2.4	$2.2	$2.0	$2.6	$2.3	$2.7	$2.4	$2.7	$2.5	$2.5
% of Total Revenue	13%	16%	15%	22%	17%	13%	15%	13%	20%	16%

In Q4 we had 25 large deals totaling $61 million. 10 of these customers were in North America, 11 in Europe and 4 in Asia. This compares to 13 large deals last quarter totaling $36 million, and 22 customers totaling $58 million in Q4’07.

In FY’08 we had 66 large deals totaling $167 million. 24 of these large deals were in North America, 26 in Europe and 16 in Asia. This compares to 67 large deals in FY’07 totaling $157 million, with 29 of these large deals in North America, 24 in Europe and 14 in Asia. The average large deal size was slightly larger in FY’08 compared to FY’07.

FY’09 Outlook

We continue to have a strong pipeline of large deals that we are working on world-wide. Having said that, large deal activity is influenced by macroeconomic conditions. In Q1 we expect to see a sequential decline in large deal activity due to seasonality, and it is too early to tell how the economy will impact year-over-year large deal performance. As a point of reference, we had 12 large deals totaling $32 million in revenue in Q1 of FY’08.

REVENUE BY LINE OF BUSINESS

LICENSE

License sales generate the highest gross margins, which are in the mid- to high 90% range. License revenue tends to represent 28% to 35% of our total revenues in any given quarter, with Q4 generally being our strongest quarter.

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	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08
License	$66.6	$71.3	$62.1	$96.1	$296.1	$67.2	$72.9	$77.6	$98.5	$316.2
% of Total Revenue	30%	31%	28%	36%	31%	28%	28%	28%	33%	29%

Q4 License revenue of $99 million was up 3% year-over-year, against a strong performance in Q4 of FY’07. We had a strong quarter for product sales in the MCAD market, with revenue up over 10% on a year-over-year basis and more than 25% sequentially. Our product sales in the Data Management & Collaboration (DM&C) market were down on a year-over-year basis against a strong comparison in Q4 of FY’07. On a sequential basis, our product sales in the Data Management & Collaboration (DM&C) market were up over 20%. Our products continue to perform very well in competitive benchmarks, and our new releases in FY’08 of both Pro/ENGINEER and Windchill continue to gain momentum in the market (see Maintenance and Technology/Product sections below for further detail on seat counts).

FY’08 License revenue of $316 million was up 7% year-over-year, reflecting benefit from CoCreate and favorable currency movements. Our product sales in both the MCAD and Data Management & Collaboration (DM&C) markets were up high single digits on a year-over-year basis.

Looking forward to FY’09, we are expecting mid- to high single-digit growth in license revenue. In addition to the 50 net new direct sales reps, we intend in fiscal 2009 to invest further in marketing in support of our channel business. We also intend to invest to develop a network of enterprise resellers to further expand our Windchill ecosystem. It is worth noting that, given the potential impact of a slowing economy in 2009 and currency fluctuations, we have reduced our growth expectations for Europe relative to our exceptionally strong performance in FY’08. For Q1’09, we are expecting flat to modest year-over-year growth in license revenue.

SERVICES

Our services business provides significant value to our customers, helping them re-engineer their global product development business processes and implement our solutions and providing them with training on our software. Our services net margins typically run between 10% and 15%. Services revenue tends to represent approximately 25% of our total revenues in any given quarter.

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08
Services	$54.5	$58.0	$59.7	$64.6	$236.7	$60.2	$63.8	$63.8	$68.8	$256.6
% of Total Revenue	25%	25%	27%	24%	25%	25%	25%	23%	23%	24%

Q4 Services revenue of $69 million was up 7% year over year. Our training business, which typically represents about 25% of our total services revenue, was down 9% year-over-year. Our consulting business, which primarily supports Windchill implementations, was up more than 10% year-over-year. Our services net margins were 12%, compared to 20% in Q4’07.

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FY’08 Services revenue of $257 million was up 8% year-over-year. Our training business was up 4% year-over-year and our consulting business was up approximately 10% year-over-year. Our services net margins were 12%, compared to 13% in FY’07.

Looking forward to FY’09, we are expecting flat to low single-digit growth in services. We also intend in fiscal 2009 to enhance and leverage the value of our services business through expansion of our services ecosystem, including adding strategic services partners. We continue to focus on improving our services net margins and are targeting mid-teens services net margins in FY’09. For Q1’09, we are expecting flat to a modest year-over-year decline in services revenue.

MAINTENANCE (NON-GAAP)

Our maintenance business is an important barometer of customer satisfaction with our solutions. It is also a strong source of recurring revenue for PTC. Maintenance gross margins are in the mid- to high 80% range. Maintenance revenue represents 47% to 48% of our total revenues in any given quarter, with Q4 usually being lower as a percent of total revenue due to typically strong performance of license sales in that quarter.

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08
Maintenance	$100.6	$98.8	$103.1	$106.0	$408.4	$115.1	$122.8	$131.3	$132.9	$502.1
% of Total Revenue	45%	43%	46%	40%	43%	47%	47%	48%	44%	47%

Q4 non-GAAP maintenance revenue of $133 million was up 25% year-over-year. All of our geographic regions delivered year-over-year growth. Maintenance revenue growth in FY’08 benefited from the CoCreate Software business which had a large maintenance base. Excluding CoCreate, we also delivered more than 10% year-over-year growth in maintenance revenues driven by solid execution and currency benefit.

FY’08 non-GAAP maintenance revenue of $502 million was up 23% year-over-year. This was the first year in our history where maintenance revenue exceeded $500 million.

Active Maintenance Paying Seats

We have almost 900,000 active maintenance paying seats of PTC software in use today. Q4 is our 14th consecutive quarter of maintenance seat growth. We believe the solid, growing base of maintenance-paying customers is a testament to the quality of our products and we also view it as one of our largest assets.

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08
Pro/E	128.8	126.7	127.3	129.6	129.6	130.9	132.3	134.4	135.2	135.2
Windchill	419.3	430.2	450.1	481.3	481.3	534.2	552.2	579.5	615.3	615.3
All Others	65.0	90.5	93.6	89.3	89.3	151.7	150.4	152.3	148.9	148.9
Total	613.1	647.4	671.0	700.2	700.2	816.8	834.9	866.2	899.4	899.4

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Looking forward to FY’09, we are expecting flat maintenance revenue, primarily due to foreign exchange impact. For Q1’09, we are expecting more than 10% year-over-year growth in maintenance revenue; keep in mind that we only had one month of contribution from CoCreate in Q1 of FY’08. On a sequential basis, we are expecting flat to modestly down maintenance revenue.

NON-GAAP REVENUE BY GEOGRAPHIC REGION

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08
North America	$86.5	$89.4	$86.9	$102.2	$365.0	$84.7	$88.4	$90.2	$102.0	$365.2
% of Total Revenue	39%	39%	39%	38%	39%	35%	34%	33%	34%	34%

North America non-GAAP revenue was $102 million in Q4, flat with Q4’07 but up 13% over Q3’08 reflecting our typically strong Q4. Channel revenue in North America in Q4 was up in the mid-teens compared to FY’07. For FY’08, revenue of $365 million was also flat with FY’07, which we believe reflects the economic situation in North America. Channel revenue for the year was up in the low-teens compared to FY’07.

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08
Europe	$82.7	$82.8	$86.2	$101.6	$353.4	$102.3	$107.1	$112.3	$131.1	$452.9
% of Total Revenue	37%	36%	38%	38%	38%	42%	41%	41%	44%	42%

Europe non-GAAPrevenue was $131 million in Q4, up 29% compared to Q4’07 and up 17% over Q3’08. Channel revenue in Europe in Q4 was up more than 50% compared to FY’07. For FY’08, revenue of $453 million was up 28% over FY’07. Channel revenue for the year was up more than 50% compared to FY’07. Our solid performance in Europe in Q4 and FY’08 reflects our strong sales performance in this region, benefit from currency fluctuations, contribution from CoCreate and our typically strong Q4.

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08
Pacific Rim	$28.0	$30.7	$32.6	$34.2	$125.6	$30.0	$33.5	$34.3	$39.5	$137.3
% of Total Revenue	13%	13%	15%	13%	13%	12%	13%	13%	13%	13%

Pacific Rim non-GAAP revenue was $39 million in Q4, up 15% compared to Q4’07 and up 15% over Q3. Channel revenue in the Pacific Rim in Q4 was up more than 40% compared to FY’07. For FY’08, revenue of $137 million was up 9% over FY’07. Channel revenue for the year was up in the mid-teens compared to FY’07. Our solid performance in the Pacific Rim in Q4 and FY’08 reflects our strong sales performance in this region and our seasonally strong Q4. Notably, China continues to be a strong growth area for us with revenue up 18% in Q4 and 20% in FY’08 compared to prior year periods.

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	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08
Japan	$24.5	$25.1	$19.2	$28.6	$97.3	$25.5	$30.4	$36.0	$27.7	$119.6
% of Total Revenue	11%	11%	9%	11%	10%	11%	12%	13%	9%	11%

Japan non-GAAPrevenue was $28 million in Q4, down 3% compared to Q4’07 and down 23% over Q3’08, as we had a couple of large deals in Japan which drove strong performance in Q3’08. Channel revenue in Japan in Q4 was up more than 80% compared to Q4’07. For FY’08, revenue of $120 million was up 23% over FY’07. Channel revenue for the year was up more than 60% compared to FY’07. Our performance in FY’08 reflects improving sales performance in this region, benefit from currency fluctuations and contribution from CoCreate.

CURRENCY IMPACT ON NON-GAAP RESULTS

Because we have a global business with real strength in Europe and Asia, which represent more than 65% of our revenue, our results are impacted by currency fluctuations. Q4 revenue benefited year-over-year from favorable currency impact by approximately $14 million while expenses were negatively impacted by approximately $8 million. FY’08 revenue benefited year-over-year from favorable currency impact by approximately $58 million while expenses were negatively impacted by approximately $33 million.

On constant currency basis, we achieved 7% year-over-year revenue growth in Q4. Looking at constant currency revenue growth by geographic region in Q4: Europe grew 18%, the Pacific Rim grew 14%, North America was flat and Japan declined 13%. On constant currency basis, we achieved 8% year-over-year revenue growth in FY’08. Looking at constant currency revenue growth by geographic region in FY’08: Europe grew 15%, Japan grew 11%, the Pacific Rim grew 8% and North America was flat.

Looking forward, the guidance we are providing assumes current exchange rates of approximately USD 1.25 / EURO and YEN 95 / USD.

REVENUE COMMENTARY WRAP-UP

Despite the potential impact of a slowing economy in 2009, we are confident in our ability to achieve our fiscal 2009 revenue targets. $1,100 million implies approximately 7% constant currency growth over FY’08 in a difficult macroeconomic environment. Below is a list of factors that give us confidence in our ability to achieve $1,100 million in revenue in FY’09:

1)	Our services and maintenance revenue streams, which comprise more than 70% of our total revenue, are very predictable.
2)	More than 65% of our revenue comes from outside North America, and we see continued strength in these regions, although we have reduced our growth expectations for Europe.
3)	We have best-in-class technology and a broad product portfolio, which we continue to enhance.

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4)

We launched new full releases of both Windchill and Pro/ENGINEER in FY’08, and they are both continuing to gain momentum in the marketplace. We are also releasing Windchill ProductPoint in December of 2008 targeted for the SMB-market, which we believe represents a significant growth opportunity over the longer term.

5)	We are beginning FY’09 with 50 net additions to our sales organization this year. We now have 475 direct sales reps, including 35 from CoCreate.
6)	Our pipeline for large deals remains strong.
7)

We are continuing to enhance and enlarge our reseller network; the number of PTC resellers is more than 420 today. We are also increasing our marketing and business development spend to further accelerate the growth of our channel business.

8)	We are investing to develop a network of enterprise resellers to further expand the Windchill ecosystem. We expect this will drive higher license and service revenue.

Q4, FY'08 EXPENSES AND FY'09 OUTLOOK

INCOME STATEMENT COMMENTS

NON-GAAP ADJUSTMENTS

A reconciliation between our GAAP and non-GAAP results for Q4’08 and FY’08 appears at the end of this document.

FY’09 non-GAAP guidance excludes the following full-year estimated expenses and their tax effects:

•	Approximately $47 million of expense related to stock-based compensation
•	Approximately $37 million of acquisition-related intangible asset amortization expense

Q1’09 non-GAAP guidance excludes the following estimated expenses and their tax effects:

•	Approximately $11 million of expense related to stock-based compensation
•	Approximately $9 million of acquisition-related intangible asset amortization expense

4-4-5 FINANCIAL CALENDAR IMPACT

PTC operates on a 4-4-5 fiscal calendar. Due to our fiscal calendar, Q1 of FY’09 will be 5 days longer than Q1 of FY’08. We do not anticipate any significant impact to revenue, however our cost structure will be negatively impacted in Q1’09 by approximately $3 to $5 million.

NON-GAAP OPERATING EXPENSES / NON-GAAP OPERATING MARGIN

Q4 non-GAAP operating expenses were $225 million, up 11% from Q4 of last year. From an operating performance perspective, we achieved 24.9% non-GAAP operating margin, which is an 80 basis point increase over last year. GAAP operating margin was 15.8% for Q4’08.

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FY’08 non-GAAP operating expenses were $842 million, up 8% over FY’07. Our non-GAAP operating margin of 21.6% was up 460 basis points over FY’07. GAAP operating margin was 11.7% for FY’08. The significant improvements in our non-GAAP operating margins reflect the scalability of our business model, margin accretion from the CoCreate acquisition, as well as the benefits of favorable foreign exchange rates.

Looking forward, we are expecting our non-GAAP operating margins for FY’09 to be comparable to FY’08. In FY’09 we plan to invest in R&D to further improve the breadth and competitiveness of our product portfolio, invest in marketing expense in support our reseller channel, invest in expanding our Windchill ecosystem by developing a network of enterprise resellers and invest in our services business by adding strategic services partners.

We remain committed to further expanding our operating margins over the longer term and believe the strategic investments we plan on making in FY’09 position us well for the future. Our investment in R&D will help us expand our technological lead over our competitors. Our other investments, which will help us continue to drive our ongoing initiatives to improve our business model and profitability, include:

1)

The evolution of our distribution model. Our Sales & Marketing expense as a percentage of revenue is down approximately 300 basis points compared to last year. We are clearly seeing the benefits of our Strategic Account Manager / Direct Rep / Channel strategy. We expect to see continued improvement to our operating margins and top line as we accelerate the growth of our channel revenues in the SMB MCAD market, the SMB DM&C market with Windchill ProductPoint and in the large enterprise DM&C market as we add enterprise resellers. We also remain focused on driving direct rep productivity, although we expect that this metric will decline somewhat in the short term given the addition of 50 new direct reps during FY’08.

2)

Improvements in services efficiency. Our services business generated $257 million of revenue in FY’08 and generated 12% net margins. We believe there is still room for improvement with this metric. Recall that every 3 points of services net margin equate to approximately 1 point of operating margin for the company. Our investments to add strategic services partners will not only help expand the overall Windchill ecosystem, but also help us continue to drive this metric.

3)

The globalization of our workforce. While our R&D and G&A expense line items are essentially flat as a percent of revenue with last year, we have been able to add more resources with the same level of investment. We expect the continued globalization of our workforce, primarily through investment in emerging economic regions, will allow us to continue to invest in these areas of the business.

Should our revenue estimates prove conservative for the year, there is opportunity for continued margin expansion in FY’09.

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TAX RATE

Q4 non-GAAP tax rate was 27%, lower than the 35% tax rate we had anticipated; we benefited $0.04 to non-GAAP EPS as a result of the lower tax rate. Our GAAP tax rate was 22%.

FY’08 non-GAAP tax rate was 31%, lower than the 34% tax rate we had anticipated. Our GAAP tax rate was 33%. Our cash tax rate for FY’08 was 28%.

Looking forward, for FY’09 our GAAP and non-GAAP tax rate is expected to be 30%.

SHARE COUNT / SHARE REPURCHASE

We had 118.8 million fully diluted shares outstanding at the end of Q4, versus our expectation of approximately 118.0 million shares outstanding. We did not repurchase any shares in Q4. For FY’08, weighted average fully diluted shares outstanding totaled 117.9 million. We repurchased $27 million worth of stock in FY’08, or approximately 1.7 million shares. We have $45 million remaining under our current authorization to repurchase shares with operating cash. We intend to continue our share repurchase in FY’09. Looking forward, we expect approximately 120 million fully diluted shares in FY’09, with approximately 119 million fully diluted shares in Q1’09.

BALANCE SHEET COMMENTS

CASH / CASH FLOW FROM OPERATIONS

For Q4’08, our cash balance was $257 million, up $15 million from the end of Q3’08. We generated $41 million in cash flow from operations, up from $12 million in Q4 of FY’07. The cash balance at the end of Q4’08 also reflects:

•	Capital Expenditures: $5 M vs. $7 M in Q4’07
•	Debt: Repaid $11 M.
•	FX impact on cash: $15 M unfavorable

For FY’08, our cash balance at the end of Q4’08 was $257 million, down $6 million from the end of FY’07. We generated $222 million in cash flow from operations, up from $127 million in FY’07. The cash balance at the end of FY’08 also reflects:

•	Capital Expenditures: $25 M vs. $24 M in FY’07
•	Share repurchase: $27 M vs. $10 M in FY’07
•	Other investing and financing activities: $2 M vs. $9 M in FY’07
•	Acquisitions of businesses: $262 M in FY’08 vs. $31 M in FY’07
•	Debt: Borrowed $220 M and repaid $132 M in FY’08
•	FX impact on cash: $4 M unfavorable vs. $9 M favorable in FY’07

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DSO

We also continued to have strong collections. DSO for Q4’08 was 61 days, up from 60 days in Q3’08 but down significantly from 74 days in Q4’07.

OUTSTANDING DEBT

During the quarter, we repaid another $11 million of our original $220 million debt obligation borrowed under our revolving credit facility for the CoCreate acquisition. We also benefited $10 million from currency impact on our outstanding balance during Q4’08. At the end of FY’08 we had an outstanding balance of $89 million on our revolving credit facility. We expect to repay approximately $22 million in Q1, and the remaining balance by the end of FY’09.

MISCELLANEOUS COMMENTS

HEADCOUNT

Total headcount was 5,087 at the end of Q4’08, up 195 employees from 4,892 at the end of Q3’08. We currently have 475 sales reps, including approximately 35 from CoCreate. The 50 sales rep headcount we have added this year are primarily channel business development managers and direct sales personnel in emerging geographic regions such as China, India and Eastern Europe.

M&A

The first phase of the CoCreate integration, which was primarily focused on back office functions, is substantially complete. Next steps include integrating the product and sales organization.

We continue to view M&A as strategic vehicle to further enhance our product portfolio and growth opportunity. We intend to remain opportunistic as it relates to M&A throughout the course of FY’09, and have almost $400 million in liquidity (cash and debt capacity) with which to execute strategic M&A opportunities.

WRAP-UP

We would like to offer our continued thanks to everyone for their support over the past couple of years. We are committed to delivering long-term value to our customers and shareholders and believe this year’s results of more than $1 billion in revenue with non-GAAP operating margins approaching 22% are a solid indication of our value proposition.

Strategically, PTC participates in an increasingly attractive space in the software industry. We serve 4 primary markets, 3 of which are growing at a 15% or better CAGR over the past 3 years. Our growth has been on par

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with or outpacing the markets we participate in; we believe our growth is an indicator of product leadership, sales execution and intelligent M&A.

We continue to make changes to our business model to further enhance operating profitability and are investing and allocating resources to capitalize on the growth opportunities before us. We believe PTC is very well positioned competitively and aligned internally to continue to deliver long-term shareholder value. We believe we have built a business that can ultimately deliver double-digit organic revenue growth and mid-20 percent non-GAAP operating margins.

Important Information About Non-GAAP References

PTC provides non-GAAP supplemental information to its financial results. Non-GAAP revenue excludes the effect of purchase accounting on the fair value of the acquired deferred maintenance revenue balance of CoCreate Software GmbH. Non-GAAP operating margin and EPS also exclude, as applicable, stock-based compensation expense, amortization of acquired intangible assets, acquired in-process research and development expenses, restructuring expenses, non-cash effects of liquidating subsidiaries and the related tax effects of the preceding items and any one-time tax items, such as valuation allowance reversals. PTC provides this non-GAAP information to facilitate period-to-period comparisons of its operational performance by adjusting for certain non-cash and certain episodic expenses. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to peer companies. PTC management also uses this and other non-GAAP financial information to evaluate, manage and plan our business because the information provides additional insight into ongoing financial performance. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Therefore, management uses, and investors should use, non-GAAP measures in conjunction with our reported GAAP results. Please refer to the attached tables for a reconciliation between GAAP results and the non-GAAP supplemental information.

Statements in this news release that are not historical facts, including statements about our confidence that we will achieve our fiscal 2009 financial targets, our expected revenue growth rates, anticipated tax rates, projected revenue and earnings and the impact of our planned strategic investments on our future success, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that our customers may not continue to spend at recent levels or may elect to defer or forego investment in our solutions in the current economic climate and the possibility that we will experience a shortfall in revenue that causes us to decrease or eliminate planned strategic investments in our business. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including geographic mix of our revenue and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.

PTC, The Product Development Company, and all other PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies referenced herein are trademarks or registered trademarks of their respective holders.

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PARAMETRIC TECHNOLOGY CORPORATION
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Year Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
GAAP revenue	$299,547	$266,652	$1,070,330	$941,279
Fair value adjustment of acquired CoCreate deferred maintenance revenue	668	--	4,588	--
Non-GAAP revenue	$300,215	$266,652	$1,074,918	$941,279

GAAP operating income	$47,426	$30,953	$125,245	$92,768
Fair value adjustment of acquired CoCreate deferred maintenance revenue	668	--	4,588	--
Stock-based compensation	11,715	13,938	44,396	36,445
Amortization of acquired intangible assets included in cost of license revenue	5,991	1,925	19,841	6,820
Amortization of acquired intangible assets included in cost of service revenue	16	16	67	82
Amortization of acquired intangible assets	4,327	2,027	15,579	7,467
In-process research and development	--	--	1,887	544
Restructuring charge	4,735	15,347	20,102	15,347
Non-GAAP operating income	$74,878	$64,206	$231,705	$159,473

GAAP net income	$36,504	$30,639	$79,702	$143,656
Fair value adjustment of acquired CoCreate deferred maintenance revenue	668	--	4,588	--
Stock-based compensation	11,715	13,938	44,396	36,445
Amortization of acquired intangible assets included in cost of license revenue	5,991	1,925	19,841	6,820
Amortization of acquired intangible assets included in cost of service revenue	16	16	67	82
Amortization of acquired intangible assets	4,327	2,027	15,579	7,467
In-process research and development	--	--	1,887	544
Restructuring charge	4,735	15,347	20,102	15,347
One-time non-cash loss included in other income (expense), net (1)	--	--	6,206	--
Income tax adjustments (2)	(9,984)	(20,760)	(32,355)	(93,684)
Non-GAAP net income	$53,972	$43,132	$160,013	$116,677

GAAP diluted earnings per share	$0.31	$0.26	$0.68	$1.22
Stock-based compensation	0.10	0.12	0.38	0.31
All other items identified above	0.04	(0.01)	0.30	(0.54)
Non-GAAP diluted earnings per share	$0.45	$0.37	$1.36	$0.99

Weighted average shares outstanding - diluted	118,780	117,702	117,870	117,494

(1)	Reflects a one-time non-cash loss of $6.2 million recorded in the third quarter of 2008 from liquidations of certain legal entities related to previous acquisitions.
(2)	Reflects the tax effect of non-GAAP adjustments above, as well as the effect of one-time tax benefits recorded in:
a.	the fourth quarter of 2008 of $1.9 million; and
b.

the third quarter of 2007 due to the reversal of the valuation allowance recorded in the United States and a foreign jurisdiction of $58.9 million and the favorable resolution of a tax claim of $3.9 million.

(Continues)

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PARAMETRIC TECHNOLOGY CORPORATION
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)

	Three Months Ended		Year Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
GAAP operating expense	$ 252,121	$ 235,699	$ 945,085	$ 848,511
Less
Stock-based compensation	11,715	13,938	44,396	36,445
Amortization of acquired intangible assets included in cost of license revenue	5,991	1,925	19,841	6,820
Amortization of acquired intangible assets included in cost of service revenue	16	16	67	82
Amortization of acquired intangible assets	4,327	2,027	15,579	7,467
In-process research and development	--	--	1,887	544
Restructuring charge	4,735	15,347	20,102	15,347
Non-GAAP operating expense	$ 225,337	$ 202,446	$ 843,213	$ 781,806

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PARAMETRIC TECHNOLOGY CORPORATION
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED) (in millions)

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08
GAAP Direct revenue	$ 174.4	$ 179.2	$ 177.3	$ 215.3	$ 746.1	$ 182.5	$ 190.3	$ 201.3	$ 224.2	$ 798.4
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	-	-	-	-	-	0.5	1.3	0.8	0.5	3.1
Non-GAAP Direct revenue	$ 174.4	$ 179.2	$ 177.3	$ 215.3	$ 746.1	$ 183.0	$ 191.6	$ 202.1	$ 224.7	$ 801.5

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08
GAAP Channel revenue	$ 47.3	$ 48.9	$ 47.6	$ 51.4	$ 195.2	$ 58.7	$ 67.5	$ 70.4	$ 75.3	$ 271.9
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	-	-	-	-	-	0.8	0.4	0.2	0.2	1.5
Non-GAAP Channel revenue	$ 47.3	$ 48.9	$ 47.6	$ 51.4	$ 195.2	$ 59.5	$ 67.9	$ 70.6	$ 75.5	$ 273.4

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08
GAAP Maintenance revenue	$ 100.6	$ 98.8	$ 103.1	$ 106.0	$ 408.4	$ 113.9	$ 121.1	$ 130.3	$ 132.2	$ 497.5
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	-	-	-	-	-	1.2	1.7	1.0	0.7	4.6
Non-GAAP Maintenance revenue	$ 100.6	$ 98.8	$ 103.1	$ 106.0	$ 408.4	$ 115.1	$ 122.8	$ 131.3	$ 132.9	$ 502.1

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08
GAAP North America revenue	$ 86.5	$ 89.4	$ 86.9	$ 102.2	$ 365.0	$ 84.5	$ 88.2	$ 90.1	$ 101.9	$ 364.7
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	-	-	-	-	-	0.2	0.2	0.1	0.1	0.5
Non-GAAP North America revenue	$ 86.5	$ 89.4	$ 86.9	$ 102.2	$ 365.0	$ 84.7	$ 88.4	$ 90.2	$ 102.0	$ 365.2

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08
GAAP Europe revenue	$ 82.7	$ 82.8	$ 86.2	$ 101.6	$ 353.4	$ 101.6	$ 106.2	$ 111.8	$ 130.7	$ 450.3
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	-	-	-	-	-	0.7	0.9	0.5	0.4	2.6
Non-GAAP Europe revenue	$ 82.7	$ 82.8	$ 86.2	$ 101.6	$ 353.4	$ 102.3	$ 107.1	$ 112.3	$ 131.1	$ 452.9

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08
GAAP Pacific Rim revenue	$ 28.0	$ 30.7	$ 32.6	$ 34.2	$ 125.6	$ 29.9	$ 33.5	$ 34.3	$ 39.5	$ 137.2
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	-	-	-	-	-	0.1	-	-	-	0.1
Non-GAAP Pacific Rim revenue	$ 28.0	$ 30.7	$ 32.6	$ 34.2	$ 125.6	$ 30.0	$ 33.5	$ 34.3	$ 39.5	$ 137.3

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08
GAAP Japan revenue	$ 24.5	$ 25.1	$ 19.2	$ 28.6	$ 97.3	$ 25.1	$ 29.9	$ 35.7	$ 27.5	$ 118.2
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	-	-	-	-	-	0.4	0.5	0.3	0.2	1.4
Non-GAAP Japan revenue	$ 24.5	$ 25.1	$ 19.2	$ 28.6	$ 97.3	$ 25.5	$ 30.4	$ 36.0	$ 27.7	$ 119.6

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